Exhibit 99.1

Equinix Closes New $150 Million Revolving Credit Facility

REDWOOD CITY, Calif.--(BUSINESS WIRE)--October 6, 2011--Equinix, Inc. (Nasdaq:EQIX), a provider of global data center services, today announced that it has entered into a $150 million unsecured revolving credit facility. The revolver, which has a five-year maturity to September 2016, allows for borrowing, repayments and re-borrowing over the entire five-year term and provides a sublimit within the revolver for the issuance of letters of credit of up to $100 million and swing line borrowings of up to $25 million. Borrowings under the revolver carry an interest rate of US$ LIBOR plus an applicable margin ranging from 1.25% to 1.75% p.a., which varies as a function of the Company’s senior leverage ratio. The Company is also subject to a quarterly non-utilization fee ranging from 0.30% to 0.40% p.a., pricing of which will also vary as a function of the Company’s senior leverage ratio.

The Company’s current cost of borrowing under the revolver is 1.99% p.a. which is comprised of the sum of US$ LIBOR rates of 0.24% p.a. and our current margin of 1.75% p.a. Additionally, the Company may increase the size of the facility at its election by up to $100 million, subject to approval by the Lenders and based on current market conditions. The revolver consists of standard and customary negative and financial covenants which the Company must meet, including a leverage ratio, fixed charge coverage ratio and a minimum net worth covenant.

Lenders in the Company’s revolver consist of a group of three large U.S. banks, including Wells Fargo Bank, N.A. and HSBC Bank USA, N.A.

“We are pleased with the successful completion of this credit facility as it is validation of Equinix’s credit strength even in this currently volatile credit environment,” said Keith Taylor, chief financial officer for Equinix.

About Equinix

Equinix, Inc. (Nasdaq: EQIX) connects businesses with partners and customers around the world through a global platform of high performance data centers, containing dynamic ecosystems and the broadest choice of networks. Platform Equinix connects more than 4,000 enterprises, cloud, digital content and financial companies including more than 675 network service providers to help them grow their businesses, improve application performance and protect their vital digital assets. Equinix operates in 38 strategic markets across the Americas, EMEA and Asia-Pacific and continually invests in expanding its platform to power customer growth. http://www.equinix.com

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenue from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; and other risks described from time to time in Equinix’s filings with the Securities and Exchange Commission. In particular, see Equinix’s recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. International Business Exchange is a trademark of Equinix, Inc.

CONTACT:
Equinix
Jason Starr, +1-650-598-6020 (Investor Relations)
jstarr@equinix.com
Melissa Neumann, +1-650-598-6098 (Media)
mneumann@equinix.com